UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_____________

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 5, 2003

INDUS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-2293	94-3273443

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3301 Windy Ridge Parkway
Atlanta, Georgia 30339

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (770) 952-8444

N/A

(Former Name or Former Address, if Changed Since Last Report)

Combined Financial Statements
REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
Unaudited Pro Forma Combined Balance Sheet
Unaudited Pro Forma Combined Statement Of Operations
Notes To Unaudited Pro Forma Combined Financial Statements
SIGNATURES
EXHIBIT INDEX
EX-23.1 CONSENT OF ERNST & YOUNG LLP

Item 2.   Acquisition or Disposition of Assets

       On March 5, 2003, Indus International, Inc. a Delaware corporation (the “Company” or “Indus”) completed its acquisition (the “Acquisition”) of the Global Energy and Utility Solutions (“GEUS”) business unit of Systems & Computer Technology Corporation (“SCT”). GEUS has been renamed Indus Utility Solutions (“IUS”). After taking into account the post-closing adjustment based upon closing working capital calculations, the aggregate purchase price for the Acquisition was approximately $35.9 million.

       On the same date, the Company completed its private placement offering (the “Offering”) to purchasers of approximately 6.8 million shares (the “Shares”) of the Company’s common stock, par value $.001 (the “Common Stock”) at an aggregate purchase price of approximately $10.2 million, and approximately $14.5 million of the Company’s 8% convertible notes due nine months after issuance (the “Convertible Notes”). The Convertible Notes are convertible into shares of Common Stock only upon receipt of the requisite approval of the Company’s stockholders, and, once approved, will automatically be converted into shares of Common Stock at the rate of $1.50 per share.

     The Company financed the remainder of the purchase price for the Acquisition through the issuance of a $10 million promissory note to SCT Financial Corporation, indirectly secured by a mortgage on certain real property that the Company acquired in the Acquisition, due September 5, 2003. The Company intends to repay the note to SCT Financial Corporation prior to its maturity with the proceeds of a third-party mortgage on the GEUS real property.

       On March 6, 2003, Indus filed a Current Report of Form 8-K reporting the consummation of the Acquisition. This Form 8-K/A is filed to furnish the required financial statements of IUS and the combined pro forma financial information giving effect to the Company’s acquisition of IUS.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

      (a) Financial Statements of Business Acquired

      The following financial statements of the GEUS business unit of SCT (now known as IUS) are filed herewith:

Global Energy and Utility Solutions (*)

Combined Financial Statements

Quarter Ended December 31, 2002 and Year Ended September 30, 2002

Contents

Combined Balance Sheets	4
Combined Statements of Operations	5
Combined Statements of Cash Flows	6
Notes to Financial Statements	7

*     Comprised of the following legal entities: SCT Utility Systems, Inc. and the utility branches of SCT International Limited and SCT Technologies Inc. (Canada)

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors of Indus International, Inc.

We have audited the accompanying combined balance sheet of Global Energy and Utility Solutions (comprised of SCT Utility Systems, Inc. and the utility branches of SCT International Limited and SCT Technologies Inc. (Canada)) as of September 30, 2002, and the related combined statements of operations and cash flows for the year ended September 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Global Energy and Utility Solutions as of September 30, 2002, and the combined results of its operations and its cash flows for the year ended September 30, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Atlanta, Georgia May 14, 2003

Combined Balance Sheets
 (in thousands)

	December 31,	September 30,
	2002	2002

	(unaudited)
Assets
Current Assets
Receivables, including ($355) and $3,939 of earned revenues in excess of billings, net of allowance for doubtful accounts of $1,023 and $873	$11,185	$15,850
Prepaid expenses and other assets	1,290	1,332

Total Current Assets	12,475	17,182
Property and Equipment — at cost, net of accumulated depreciation	15,323	15,486
Capitalized Computer Software Costs, net of accumulated amortization	3,285	3,661
Goodwill, net of accumulated amortization of $336 and $336	1,056	1,056
Intangible Assets, net of accumulated amortization	1,727	1,889
Other Assets and Deferred Charges	548	555

Total Assets	$34,414	$39,829

Liabilities and Stockholder’s Equity
Current Liabilities
Accounts payable	$448	$646
Accrued expenses	3,229	4,218
Deferred revenue	5,000	5,918
Deferred tax liability	16	16

Total Current Liabilities	8,693	10,798
Deferred tax liability, long term	1,444	1,444
Stockholder’s Equity	24,277	27,587

Total Liabilities and Stockholder’s Equity	$34,414	$39,829

See notes to combined financial statements.

Combined Statements of Operations
 (in thousands)

	For the Three Months Ended		Year Ended
	December 31,	December 31,	September 30,
	2002	2001	2002

	(unaudited)	(unaudited)
Revenues
Software sales and commissions	$2,091	$1,425	$8,925
Maintenance and enhancements	3,367	3,599	14,051
Software services	7,106	10,448	39,024
Outsourcing services	2,336	4,053	12,208

	14,900	19,525	74,208
Expenses
Cost of software sales, commissions, maintenance and enhancements	4,085	3,536	14,461
Cost of software services	5,171	7,022	27,803
Cost of outsourcing services	1,551	2,688	8,190
Selling, general and administrative	3,502	5,440	19,738
Retirement and restructuring charge	—	—	3,300

	14,309	18,686	73,492
Income before income taxes	591	839	716
Provision for income taxes	229	277	1,857

Net income (loss)	$362	$562	$(1,141)

See notes to combined financial statements.

Combined Statements of Cash Flows
(in thousands)

	For the	For the
	Three Months	Three Months
	Ended	Ended	Year Ended
	December 31,	December 31,	September 30,
	2002	2001	2002

	(unaudited)	(unaudited)
Operating Activities
Net income (loss)	$362	$562	$(1,141)
Adjustment to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	1,018	1,339	4,709
Provision for doubtful accounts	150	592	952
Loss on disposal of property and equipment	182	31	1,477
Changes in operating assets and liabilities:
Decrease (increase) in receivables	4,515	1,144	(2,956)
Decrease (increase) in other current assets	42	31	(339)
Decrease in accounts payable	(198)	(342)	(964)
Decrease in accrued expenses	(989)	(456)	(560)
(Decrease) increase in deferred revenue	(918)	(1,393)	256
Increase in other operating assets and deferred charges	(3,674)	(763)	(46)

Net Cash Provided by Operating Activities	490	745	1,388

Investing Activities
Purchase of property and equipment	(490)	(218)	(861)
Purchase of subsidiary assets	—	(527)	(527)

Net Cash Used In Investing Activities	(490)	(745)	(1,388)
Increase (decrease) in cash & cash equivalents	—	—	—

Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	$—	$—	$—

See notes to combined financial statements.

Notes to Combined Financial Statements
(Information as of December 31, 2002 and 2001 unaudited)

Note A — Significant Accounting Policies

Basis of Presentation: The accompanying financial statements include the combined accounts of Global Energy and Utility Solutions (the “Company”), which is comprised of SCT Utility Systems, Inc. and the utility branches of SCT International Limited and SCT Technologies (Canada) Inc. SCT Utility Systems, Inc., SCT International Limited and SCT Technologies (Canada) Inc. are wholly-owned subsidiaries of Systems & Computer Technology Corporation (the “Parent”). All intercompany balances and transactions have been eliminated.

As noted above, the Company consists of wholly-owned subsidiaries of the Parent. The following table presents the activity in the stockholder’s equity account (in thousands):

Balance, September 30, 2001	$30,391
Change in capital account	(1,663)
Net loss	(1,141)

Balance, September 30, 2002	27,587
Change in capital account (unaudited)	(3,672)
Net income (unaudited)	362

Balance, December 31, 2002 (unaudited)	$24,277

Nature of Operations: The Company develops, licenses, and supports a suite of enterprise software; offers a series of related services including systems implementation, systems integration, and maintenance and enhancements; and provides a range of information technology outsourcing services. The Company’s market is energy and utilities. The Company’s focus on one vertical market enables it to develop and utilize a base of industry expertise to deliver products and services that address specific client requirements.

Risks and Uncertainties: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in preparation of the financial statements and actual results could differ from the estimates and assumptions used. Credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising the Company’s client base. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific clients, historical trends, and other information.

Revenue Recognition: The Company licenses software under license agreements and provides services including training, installation, consulting, and maintenance and enhancements. License fee revenues are recognized when a license agreement has been signed, the software product has been shipped, the fees are fixed and determinable, collection is considered probable, and no significant vendor obligations remain.

For client arrangements that include license fees and implementation and other professional services, the portion of the fees related to software licenses is generally recognized in the current period, while the portion of the fees related to implementation and other professional services is recognized as such services are performed. The Company does not separately present the cost of maintenance and enhancements revenues because it is impracticable to separate such cost from the cost of software sales. In certain license arrangements, the Company ships the product and recognizes revenue, but has not billed the complete contract amount due to contractual payment terms, resulting in an excess of revenues over billings in such periods. The resulting excess is reflected as unbilled receivables.

The Company allocates revenue to each component of the contract based on objective evidence of its fair value, which is specific to the Company, or, for products not being sold separately, the price established by management. Because licensing of the software is not dependent on the professional services portions of the contract, the software revenue is recognized upon delivery. The remainder of the contract revenue is recorded as earned in the Company’s Combined Statement of Operations as software services revenue.

Maintenance and enhancement agreements provide for telephone support and error correction for current versions of licensed systems, as well as regulatory updates and functional and technical enhancements to licensed systems if and when they become generally available. Fees for maintenance and enhancements agreements are recognized ratably over the term of the agreements. Maintenance and enhancement agreements are billed annually and often billed in advance, resulting in billings in excess of revenue as revenue is recognized ratably over the contract term.

The Company provides software-related services, including systems implementation and integration services. Services are generally provided under time and materials contracts and revenue is recognized as the services are provided. In some circumstances, services are provided under fixed-price arrangements in which revenue is recognized on the proportional performance method, which relies on estimates of total expected contract revenues and costs. Since accounting for these contracts depends on estimates, which are assessed continually during the term of these contracts, recognized revenues and profit are subject to revisions as the contract progresses to completion. Revisions in estimates of costs to complete are reflected in operations in the period in which facts requiring those revisions become known. In certain software services contracts, the Company performs services but cannot immediately bill for them. Revenue is usually recognized as work is performed, resulting in an excess of revenues over billings in such periods. The resulting excess is reflected as unbilled accounts receivable. Billings in these software services contracts cause a decrease in the unbilled accounts receivable, although additional unbilled accounts receivable will continue to be recorded based on the terms of the contracts.

During the first several years of a typical outsourcing services contract, the Company performs services and incurs expenses at a greater rate than in the later years of the contract. Since billings usually remain constant during the term of the contract, and revenue is recognized as work is performed, revenues usually exceed billings in the early years of the contract. The resulting excess is reflected on the Company’s Combined Balance Sheet as unbilled accounts receivable. As a contract proceeds, services are performed, and expenses are incurred at a diminishing rate, resulting in billings exceeding revenue recognized, which causes a decrease in the unbilled accounts receivable balance. All of the unbilled receivables at September 30, 2002, resulting from outsourcing services contracts are expected to be billed within the normal 12-month business cycle, although additional unbilled receivables are expected to be generated as the contracts continue. These contracts require estimates of periodic revenue earned and costs to be incurred to deliver products or services and are subject to revision as work progresses. Revisions in the estimates are reflected in operations in the period in which facts requiring those revisions become known.

Certain of the Company’s outsourcing services contracts are subject to “fiscal funding” clauses, which entitle the client, in the event of budgetary constraints, to reduce the level of services to be provided by the Company, with a corresponding reduction in the fee the client must pay. In certain circumstances, the client may terminate the services altogether. Revenues are recognized under such contracts only when the Company considers the likelihood of cancellation to be remote.

Deferred Taxes: The Company records a valuation allowance to reduce its deferred tax assets to the amount that is more likely than not to be realized. While the Company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event the Company were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

Property and Equipment: Property and equipment are recorded at cost. Equipment is depreciated over its estimated useful life, for periods ranging from three to 10 years, using the straight-line method. Buildings and related improvements are depreciated using the straight-line method, for periods up to 30 years.

Long-Lived Assets: Through September 30, 2001, goodwill and other intangible assets were amortized using the straight-line method over lives ranging from five to 15 years. Effective October 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which resulted in discontinuing the amortization of goodwill. Under SFAS 142, goodwill will instead be carried at its book value as of October 1, 2001, and any future impairment of goodwill will be recognized as an operating expense in the period of impairment. However, under the terms of the Statement, identifiable intangibles with identifiable lives will continue to be amortized for five years.

The Company evaluates goodwill and other intangibles for potential impairment on an annual basis unless circumstances indicate the need for impairment testing between the annual tests. The judgments regarding the existence of impairment indicators are based on legal factors, market conditions, and operational performance of the Company. In assessing the recoverability of the Company’s goodwill and other intangibles, the Company would make valuation assumptions to determine the fair value of the respective assets.

Capitalized Computer Software Costs: The Company capitalizes direct and certain qualifying indirect costs associated with development of software for resale. Amortization of such capitalized costs is the greater of the amount computed using (i) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues of that product or (ii) the straight-line method over the remaining estimated economic life of the product, including the period being reported on. Amortization begins when the product is available for general release to customers.

Business Segments: The Company operates as one reportable segment.

Foreign Currency Translation: The local currencies are the functional currencies of the Company’s foreign branches. Assets and liabilities of the foreign branches are translated into U.S. dollars at current exchange rates and resulting translation adjustments are included in retained earnings. Revenue and expense accounts of these operations are translated at average exchange rates prevailing during the year. Transaction gains and losses, which were not material, are included in the results of operations of the period in which they occur.

Pending Accounting Standards: In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which is effective for exit or disposal activities that are initiated after December 31, 2002. The Company will adopt SFAS 146 during fiscal year 2003. SFAS 146 nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” and requires that a liability for costs associated with an exit or disposal activity be recognized as incurred. The impact of SFAS 146 will be dependent upon decisions made by the Company in the future.

Note B — Acquisitions

In August 2000, the Parent acquired the assets of the EnerLink business unit from Science Applications International Corporation for cash consideration of $3.4 million, $0.5 million of which was paid in fiscal year 2002. These assets were allocated to and operated as part of the Company. The EnerLink business unit was a complex billing and rates management software developer for the energy and utilities marketplace. Under the terms of the purchase agreement, the Parent could pay additional cash consideration of $8.0 million over the four years following the acquisition date contingent upon the revenue derived from the license or other sale of the EnerLink software over that period. The Parent was not required to make an additional payment under these terms in fiscal year 2002; however, the Parent could be required to make additional payments over the next two years. The Parent recorded costs in excess of fair value of net assets acquired of $0.5 million related to the acquisition. This acquisition gave the Parent increased charge-handling and billing capabilities, including interval data collections and calculations, which support real-time energy pricing and meter-data acquisition.

Note C — Property and Equipment

(in thousands)	December 31,	September 30,
	2002	2002

Land	$1,021	$1,021
Building and building improvements	13,339	13,307
Computer equipment & software	8,266	8,182
Other equipment, furniture, fixtures, and leasehold improvements	5,478	5,418

	28,104	27,928
Less accumulated depreciation	12,781	12,442

	$15,323	$15,486

Depreciation expense for the quarter ended December 31, 2002 was $0.5 million and $2.2 million for the year ended September 30, 2002.

Note D — Other Assets and Deferred Charges

(in thousands)	December 31,	September 30,
	2002	2002

Deferred tax assets	$448	$448
Cash surrender value of life insurance policies	72	72
Deferred costs and sales commissions related to outsourcing services contracts in progress (a) (b)	28	35

	$548	$555

(a)  Shown net of accumulated amortization.
(b)  Amortized over the remaining term of the outsourcing contract.

Note E — Goodwill and Intangible Assets

Effective October 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which resulted in discontinuing the amortization of goodwill. Under SFAS 142, goodwill will instead be carried at its book value as of October 1, 2001, and any future impairment of goodwill will be recognized as an operating expense in the period of impairment. However, under the terms of SFAS 142, identifiable intangibles with identifiable lives will continue to be amortized.

The Company’s goodwill was $1.1 million at both December 31, 2002 and September 30, 2002. The Company did not recognize an impairment loss as a result of its transitional impairment test of existing goodwill. The Company will be required to test the value of its goodwill at least annually.

The following table sets forth the Company’s amortized and unamortized intangible assets at the periods indicated (in thousands):

(in thousands)	December 31, 2002		September 30, 2002

	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Amortized intangible assets
Purchased software	$3,994	$(2,267)	$3,994	$(2,105)
Covenants-not-to-compete	1,071	(1,071)	1,071	(1,071)

	$5,065	$(3,338)	$5,065	$(3,176)

Estimated amortization expense for amortized intangible assets for the next five fiscal years ending September 30, are as follows (in thousands):

Fiscal year

2003	$648
2004	648
2005	593
Thereafter	—

Total	$1,889

Amortization expense on intangible assets was $0.2 million for the quarter ended December 31, 2002 and $0.7 million for the year ended September 30, 2002.

Note F — Accrued Expenses

(in thousands)	December 31,	September 30,
	2002	2002

Accrued restructuring charges	$756	$1,215
Accrued employee compensation	724	1,046
Accrued contractor fees	303	712
Accrued taxes	522	322
Other	924	923

Total accrued expenses	$3,229	$4,218

Note G — Benefit Plans

The Company’s employees participate in the Parent’s stock option plans, which the Parent has for the benefit of its key employees and nonemployee directors. The stock option plans provide for the grant of options to purchase the Parent’s common stock at an exercise price per share equal to the closing price of the Parent’s common stock on the grant date.

The Company’s employees participate in the Parent’s employee stock purchase plan, which provides for the purchase of up to 500,000 shares of the Parent’s common stock. Employees may authorize the Parent to withhold up to 10% of their compensation during any offering period, subject to certain limitations. The purchase price per share is 85% of the fair market value on the last business day of each monthly offering period.

The Company’s employees also participate in the Parent’s defined contribution 401(k) plan, whereby the Parent may make matching contributions equal to a percentage of the contribution made by participants. One half of the Parent’s contributions are used to buy shares of the Parent’s common stock.

Note H — Income Taxes

The components of the provision for income taxes on income from continuing operations are as follows:

Year Ended
September 30,
(in thousands)	2002

Current:
Federal	$3,029
State	424
International	147

Total Current	3,600
Deferred (benefit)/expense (primarily federal)	(1,743)

$1,857

Income taxes paid during the fiscal year ended September 30, 2002, were $0.05 million.

The tax effects of the temporary differences that give rise to the significant portions of the deferred tax assets and liabilities of continuing operations are as follows (in thousands):

September 30,
(in thousands)	2002

Deferred Tax Assets
Accrued expenses and reserves	756
Net operating loss carryforwards	4,086
Depreciation and Amortization	448

Total Deferred Tax Assets	5,290
Valuation Allowance	(4,001)

Net Deferred Tax Asset	1,289
Deferred Tax Liabilities
Other	16
Software capitalization	1,444
Prepaids and other accelerated expenses

Total Deferred Tax Liabilities	1,460

Net Deferred Tax Asset/(Liability)	$(171)

Note I — Product Development, Commitments, and Other Items

Product development expenditures, including software maintenance expenditures, were approximately $2.5 million and $3.2 million for the three months ended December 31, 2002 and December 31, 2001 and approximately $10.2 million for the year ended September 30, 2002. These expenditures were charged to operations as incurred. Amortization of capitalized software costs (not included in expenditures above) amounted to $0.4 million for both the three months ended December 31, 2002 and December 31, 2001 and amounted to $1.7 million for the year ended September 30, 2002.

Rent expense for the quarter ended December 31, 2002 and December 31, 2001 was $0.08 million and $0.10 million respectively, and was $0.8 million for the year ended September 30, 2002. Additionally, the Company paid rent for shared facilities to the Parent of approximately $0.1 million in both quarters ended December 31, 2002 and December 31, 2001 and $0.4 million for the year ended September 30, 2002. The Company leases office space under noncancellable lease agreements. These leases expire through 2004 and most contain renewal options. Aggregate rentals payable under significant noncancellable lease agreements with initial terms of one year more as of December 31, 2002, are as follows (in thousands):

Fiscal year	Amount

2003	$447
2004	240
2005	—
2006	—
2007	—
Thereafter	—

$687

The Company has a purchase commitment with Enlogix CIS L.P. to purchase development expertise in the form of labor hours, which the business is utilizing in its development efforts. The purchase commitment extends through December 22, 2005. During the remainder of the term of the commitment, the business will purchase approximately $3.7 million of labor hours at agreed upon labor rates, which approximate the Company’s fully costed labor rates.

Note J — Retirement and Restructuring Charges

During the quarter ended March 31, 2002, the Company implemented a plan for restructuring. This plan included the termination of employees, management changes, discontinuation of non-critical programs and the disposition of related assets. In connection with this the Company recorded a charge of $2.7 million related to severance payments and disposition of assets. At December 31, 2002 and September 30, 2002, $0.3 million and $0.4 million of the accrual remains, respectively. In January and March 2002, the Company terminated approximately 70 employees engaged primarily in development, special-programs, and sales functions as part of the Company’s international operations.

During the quarter ended September 30, 2002, the Company implemented another plan for restructuring. This plan included the September 2002 termination of approximately 20 administrative employees in the corporate offices of the Company. In connection with this, the Company recorded a charge of $0.6 million, $0.3 million of which remains at December 31, 2002 and all of which remained at September 30, 2002.

	Employee Costs	Other	Total

Provision for restructuring charges	$2,161	$1,306	$3,467
Cash payments	(1,395)	(857)	(2,252)
Non-cash items	—	—	—

Balance as of September 30, 2002	$766	$449	$1,215
Cash payments	(372)	(89)	(461)
Non-cash items	—	2	2

Balance as of December 31, 2002	$394	$362	$756

Note K — Related Party Transactions

The Company has loans and advances outstanding to non-officer employees totaling $0.03 million at both December 31, 2002 and September 30, 2002.

Note L — Contingency

The Company from time to time is involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company’s combined financial statements.

Note M — Subsequent Events

On March 5, 2003, the Company was acquired by Indus International, Inc. (the “Purchaser”), pursuant to a Purchase Agreement dated February 12, 2003 as amended March 5, 2003, in consideration for (a) the payment by the Purchaser to the Company of an aggregate amount equal to $27.8 million in cash, subject to an adjustment based on a working capital target of the Company as of the Closing Date (b) the delivery of a promissory note made by the Purchaser in favor of the Parent in an amount equal to $10.0 million, which is secured by a guaranty by the Company and a mortgage on real property owned by the Company that was transferred as a result of the sale and (c) certain other covenants of the Purchaser. Due to such adjustment to the closing date working capital, principally related to receivables collections by the Company, the sale price will be reduced by $3.3 million, resulting in a net sale price of $34.5 million.

      (b) Pro Forma Financial Information

      The following pro forma financial statements are filed herewith:

       Unaudited Pro Forma Combined Balance Sheet as of December 31, 2002.

       Unaudited Pro Forma Combined Statement of Operations as of December 31, 2002.

     The following unaudited pro forma combined financial statements give effect to the Company’s acquisition of GEUS’ assets accounted for under the purchase method of accounting and the Offering of the Shares and the Convertible Notes. This information is based on valuations of the fair market value of assets and liabilities acquired and the estimated useful lives of intangible assets acquired in the respective transaction.

     The accompanying unaudited pro forma combined balance sheet has been prepared as if the acquisition and the Offering had been consummated as of December 31, 2002. The unaudited pro forma combined statement of operations for the year ended December 31, 2002 has been prepared as if the acquisition and the Offering had occurred on January 1, 2002, and combines the Company’s and GEUS’ statements of operations. Because GEUS has a fiscal year ending on September 30, the accompanying unaudited pro forma financial statements have combined the Company’s financial statements as of and for the year ended December 31, 2002 with those of GEUS as of and for the year ending September 30, 2002.

     The unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the acquired assets been operated as a single entity during the period presented. The pro forma adjustments are based on management’s estimates, available information, and various assumptions and may be revised as additional information becomes available. The unaudited pro forma combined financial statements as of and for the year ended December 31, 2002 should be read in conjunction with the other financial statements and notes thereto included elsewhere in this current report.

     The Company estimates that it has or will incur approximately $2.8 million in direct expenses in connection with its acquisition of GEUS, and the issuance of the Shares and Convertible Notes. These expenditures will be capitalized as part of the purchase price, recorded as a reduction of equity or debt issuance costs, as appropriate, in such transaction. The direct expenses consist of fees for attorneys, accountants, underwriters, financial printing costs and other related expenses. The Company cannot assure you that it will not incur additional expenses in subsequent quarters to reflect costs associated to complete the acquisition.

Indus and GEUS

Unaudited Pro Forma Combined Balance Sheet
As Of December 31, 2002
(In thousands)

	Indus	GEUS
	December 31,	September 30,	Pro forma		Combined
	2002	2002	Adjustments		Indus

ASSETS
Current assets:
Cash and cash equivalents	$37,527	$—	$(2,522	)(a)	$35,005
Marketable securities	2,171	—	—		2,171
Restricted cash, current	2,883	—	—		2,883
Accounts receivable, net	22,387	15,850	—		38,237
Assets held for sale	—	—	—		—
Other current assets	12,391	1,332	—		13,723

Total current assets	77,359	17,182	(2,522)		92,019
Property and equipment, net	17,471	15,486	6,938	(b)	39,895
Capitalized computer software costs, net	—	3,661	(3,661	)(c)	—
Goodwill, net	—	1,056	(1,056	)(d)	—
Investments and intangible assets, net	2,048	1,889	4,357	(e)	8,294
Other assets	3,512	555	799	(f)	4,866

Total assets	$100,390	$39,829	$4,855		$145,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,207	$646	$—		$5,853
Income tax payable	4,535	—	—		4,535
Other accrued liabilities	16,042	4,234	675	(g)	20,951
Current portion of obligations under capital leases	266	—	—		266
Notes payable	—	—	24,518	(h)	24,518
Deferred revenue	36,916	5,918	(2,427	)(i)	40,407

Total current liabilities	62,966	10,798	22,766		96,530
Obligations under capital leases and other liabilities	9,148	1,444	—		10,592
Stockholders’ equity:
Common stock	36	—	7	(j)	43
Additional paid-in capital	125,608	—	9,669	(k)	135,277
Treasury stock	(4,681)	—	—		(4,681)
Accumulated deficit	(92,050)	27,587	(27,587	)(l)	(92,050)
Accumulated other comprehensive loss and other	(637)	—	—		(637)

Total stockholders’ equity	28,276	27,587	(17,911)		37,952

Total liabilities and stockholders’ equity	$100,390	$39,829	$4,855		$145,074

Indus and GEUS

Unaudited Pro Forma Combined Statement Of Operations
For The Year Ended December 31, 2002
(In thousands, except per share amounts)

	Indus	GEUS
	December 31,	September 30,	Pro forma		Combined
	2002	2002	Adjustments		Indus

Revenue	$117,165	$74,208	$(2,904	)(m)	$188,469
Cost of revenues	58,984	38,600	—		97,584

Gross margin	58,181	35,608	(2,904)		90,885

Operating expenses:
Research and development	45,745	11,854	(1,694	)(n)	55,905
Sales and marketing	29,942	8,190	—		38,132
General and administrative	13,305	11,548	(423	)(o)	24,430
Restructuring expenses	8,199	3,300	—		11,499
Amortization of acquired intangible assets	—	—	879	(p)	879

Total operating expenses	97,191	34,892	(1,238)		130,845

(Loss) income from operations	(39,010)	716	(1,666)		(39,960)
Interest and other income	1,362	—	—		1,362
Interest expense	(59)	—	(1,761	)(q)	(1,820)

Income (loss) before income taxes	(37,707)	716	(3,427)		(40,418)
Provision (benefit) for income taxes	(3,944)	1,857	—		(2,087)

Net income (loss)	$(33,763)	$(1,141)	$(3,427)		$(38,331)

Net income (loss) per share:
Basic	$(0.96)				$(0.91)

Diluted	$(0.96)				$(0.91)

Shares used in computing per share data:
Basic	35,237		6,827	(r)	42,064

Diluted	35,237		6,827	(r)	42,064

Indus and GEUS

Notes To Unaudited Pro Forma Combined Financial Statements
As of and for the year ended December 31, 2002
(In thousands)

The unaudited pro forma combined condensed financial information is based upon the following:

(a)	Represents proceeds from the Shares and Convertible Notes, offset by cash payments to SCT, issuance costs of the Shares and Convertible Notes, and direct acquisition costs, as follows:

Proceeds from the Shares	$10,240
Proceeds from the Convertible Notes	14,518
Total cash paid in acquisition	(24,484)
Issuance costs – Shares	(564)
Issuance costs – Convertible Notes	(799)
Direct acquisition expenses	(1,433)

$(2,522)

(b)	Adjustment to record the acquired real property at fair value.

(c)	This adjustment represents the elimination of internally developed software at GEUS. The fair value of GEUS developed software recorded in the acquisition is included in Investments and intangible assets, net, in the accompanying pro forma combined balance sheet.

(d)	This adjustment represents the elimination of goodwill at GEUS. The fair value of all acquired intangible assets recorded is included in Investments and intangible assets, net, in the accompanying pro forma combined balance sheet.

(e)	The total purchase price of GEUS includes cash payments of $24,484, a secured 6% promissory note to SCT Financial Corporation for $10,000, and other direct acquisition expenses of $1,433. The total estimated purchase price to be allocated is $35,917. The purchase price of GEUS has been allocated to acquired assets based on estimates of their fair value. For the purposes of these pro forma combined financial statements, the purchase price has been assigned to the assets acquired as follows (in thousands):

Net tangible assets	$28,951
Acquired intangible assets	6,246

Total purchase price	$35,917

Subsequent changes to the net asset position from the pro forma dates presented will have an impact on the identified intangible assets and goodwill. The intangible assets are expected to include the values for developed technology, a customer base, contracts, trade names, and goodwill. These intangible assets are expected to have the following estimated lives:

Acquired developed technology Trademarks Contracts and customer relationships	5 years 5 years 2 – 15 years

(f)	Debt issuance costs of $799 associated with the Convertible Notes.

(g)	Represents an accrual for severance benefits for certain GEUS employees.

(h)	Represents the 6% promissory note due to SCT of $10 million and Convertible Notes of $14.5 million.

(i)	Represents an adjustment to record deferred revenue at fair value.

(j)	Represents the par value of the 6.8 million Shares issued in the Offering.

(k)	Represents the additional paid in capital of the 6.8 million Shares issued in the Offering, less issuance costs of $564.

(l)	Elimination of GEUS’ stockholder’s equity.

(m)	Represents a reduction in revenue related to reducing deferred revenue to its fair value at the acquisition date.

(n)	Represents a reversal of amortization expense related to capitalized software development costs. Amortization expense related to the fair value of GEUS’ developed software is included in Amortization of acquired intangible assets in the accompanying pro forma combined statement of operations.

(o)	Represents a reversal of GEUS’ full year of amortization of intangible assets of $648 and an increase in depreciation expense of $225 related to the increased value of real property acquired.

(p)	Represents amortization of acquired intangible assets.

(q)	Represents additional interest expense of $600 and $1,161 related to the 6% promissory note due to SCT Financial and the 8% convertible note, both assumed to be outstanding for the entire year.

(r)	Represents the Shares issued in the Offering. This amount does not assume the conversion of the Convertible Notes to Common Stock.

      (c) Exhibits

Exhibit No.	Description

2.1	Purchase Agreement dated as of February 12, 2003 by and among Indus International, Inc., SCT Utility Systems, Inc., Systems & Computer Technology Corporation, SCT Financial Corporation, SCT Property, Inc., SCT International Limited, SCT Technologies (Canada) Inc., SCT Software & Resource Management Corporation and Systems & Computer Technology International B.V. (filed as Exhibit 10.1 to the Company’s Form 8-K filed on February 14, 2003 and incorporated herein by reference)

2.2	Amendment No. 1 to Purchase Agreement dated as of March 5, 2003 by and among Indus International, Inc., SCT Utility Systems, Inc., Systems & Computer Technology Corporation, SCT Financial Corporation, SCT Property, Inc., SCT International Limited, SCT Technologies (Canada) Inc., SCT Software & Resource Management Corporation and Systems & Computer Technology International B.V. (filed as Exhibit 10.3 to the Company’s Form 8-K filed on March 6, 2003 and incorporated herein by reference)

23.1	Consent of Ernst & Young LLP, Independent Auditors

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 14, 2003

INDUS INTERNATIONAL, INC

/s/ Jeffrey A. Babka
Jeffrey A. Babka
Executive Vice President Finance and
Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Purchase Agreement dated as of February 12, 2003 by and among Indus International, Inc., SCT Utility Systems, Inc., Systems & Computer Technology Corporation, SCT Financial Corporation, SCT Property, Inc., SCT International Limited, SCT Technologies (Canada) Inc., SCT Software & Resource Management Corporation and Systems & Computer Technology International B.V. (filed as Exhibit 10.1 to the Company’s Form 8-K filed on February 14, 2003 and incorporated herein by reference)

2.2	Amendment No. 1 to Purchase Agreement dated as of March 5, 2003 by and among Indus International, Inc., SCT Utility Systems, Inc., Systems & Computer Technology Corporation, SCT Financial Corporation, SCT Property, Inc., SCT International Limited, SCT Technologies (Canada) Inc., SCT Software & Resource Management Corporation and Systems & Computer Technology International B.V. (filed as Exhibit 10.3 to the Company’s Form 8-K filed on March 6, 2003 and incorporated herein by reference)

23.1	Consent of Ernst & Young LLP, Independent Auditors